As filed with the Securities and Exchange Commission on April 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quipt Home Medical Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1019 Town Drive Wilder, KY	41076
(Address of Principal Executive Offices)	(Zip Code)

QUIPT HOME MEDICAL CORP. 2024 EQUITY INCENTIVE PLAN

(Full title of the plan)

CT Corporation System.
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3133

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Quipt Home Medical Corp. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

Registrant hereby incorporates by reference into this registration statement on Form S-8 (the “Registration Statement”) the following documents:

(a)	The Registrant’s annual report on Form 40-F for the fiscal year ended September 30, 2023, filed with the Commission on December 22, 2023.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 40-F (Registration No. 001-40413), filed with the Commission on May 14, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing; provided, however, that reports on Form 6-K shall only be deemed so incorporated by reference to the extent expressly stated therein.

For purposes of this Registration Statement, any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (the “Business Corporations Act”) provides that the Registrant may do one or both of the following:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (as defined below) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, the Registrant must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses; and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. The Business Corporations Act also provides that the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding provided the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the Business Corporations Act, the eligible party will repay the amounts advanced.

For the purposes of the applicable division of the Business Corporations Act, an "eligible party", in relation to the Registrant, means an individual who:

(a)	is or was a director or officer of the Registrant;

(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Registrant, or at the request of the Registrant; or

(c)	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible penalty" under the Business Corporations Act means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the Business Corporations Act is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed. "Expenses" include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding. An "associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party" above.

Notwithstanding the foregoing, the Business Corporations Act prohibits the Registrant from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or an associated corporation, the Registrant must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of that proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act, Section 164 of the Business Corporations Act provides that, on the application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order the Registrant to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

(d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act; or

(e)	make any other order the Supreme Court of British Columbia considers appropriate.

The Business Corporations Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

The Registrant’s notice of articles and articles (the “Articles”) provide that, subject to the Business Corporations Act, the Registrant must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. In addition, pursuant to the Articles, and subject to any restrictions in the Business Corporations Act, the Registrant may agree to indemnify and may indemnify any person (including any eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Registrant. The Articles further provide that the Registrant may advance expenses to an eligible party to the extent permitted by the Business Corporations Act. The Articles also authorize the Registrant to purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

The Registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Each director and officer is also a party to an indemnification agreement with the Registrant, pursuant to which the Registrant has agreed, to the full extent allowed by applicable law, to indemnify and hold harmless such director or officer, his or her heirs, successors and legal representatives  from and against all damages, liabilities, losses, costs, charges and expenses suffered or incurred at any time by such director or officer, his or her heirs, successors or legal representatives as a result or by reason of such person acting as the director and/or officer of the Registrant or by reason of any action taken or not taken by such person in such capacity, including without limitation, any liability arising under applicable corporate and securities legislation or otherwise, and including any costs, charges and expenses the director or officer, as applicable, may incur in enforcing such indemnification agreement, provided that such damages, liabilities, losses, costs, charges or expenses were not suffered or incurred as a direct result of the gross negligence, fraud, dishonesty or willful default of such director or officer, as applicable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of DLA Piper (Canada) LLP.					X
23.1	Consent of BDO USA, P.C.					X
23.2	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1).					X
24	Power of Attorney (included on the signature page of this Registration Statement).					X
99.1	2024 Equity Incentive Plan.					X
107	Filing Fee Table.					X

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilder, State of Kentucky, on April 12, 2024.

QUIPT HOME MEDICAL CORP.

By:	/s/ Gregory Crawford
Gregory Crawford
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gregory Crawford and Hardik Mehta and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the 2024 Equity Incentive Plan, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory Crawford	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 12, 2024
Gregory Crawford
/s/ Hardik Mehta	Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2024
Hardik Mehta
/s/ Mark Greenberg	Director	April 12, 2024
Mark Greenberg
/s/ Brian Wessel	Director	April 12, 2024
Brian Wessel
/s/ Kevin A. Carter	Director	April 12, 2024
Kevin A. Carter